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                                                                      Exhibit 11


                           FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               DECEMBER 31, 2000



                                                     TWELVE          TWELVE
                                                     MONTHS          MONTHS
                                                      ENDED           ENDED
                                                    12/31/00        12/31/00
                                                    --------        --------
                                                      BASIC       FULLY DILUTED

Net income applicable to common stock             $6,702,017       $6,702,017
                                                  ----------       ----------


Weighted average shares outstanding                4,363,273        4,363,273

Add:  Option common stock equivalents                      -          101,253

Less:  MRP shares                                    210,727          210,727

Add:  Granted MRP shares                                   -           29,882
                                                  ----------       ----------

     Total Shares                                  4,152,546        4,283,681
                                                  ==========       ==========

Earnings per share                                $     1.61       $     1.57
                                                  ==========       ==========